EXHIBIT 99.1

newsrelease

   CTS CORPORATION Elkhart, Indiana 46514 • (574) 293-7511

April 20, 2004

FOR RELEASE: Immediately

CTS REPORTS IMPROVED FIRST QUARTER 2004 RESULTS
-Raises Sales and Earnings Guidance for the Year

Elkhart, IN…CTS Corporation (NYSE:CTS) today announced first quarter 2004 revenues of $122.1 million, a 15% increase over the first quarter of 2003. Diluted earnings per share of $0.07 also improved from the $0.02 earnings per share earned in the 2003 first quarter.

The Company reported revenue growth of 29% in its electronics manufacturing services business segment compared to last year’s first quarter. Stronger than expected sales were driven by robust demand from the communications infrastructure industry, a growing market for the Company’s EMS products and services.

The Company also had year-over-year first quarter revenue growth of 5% in its components and sensors business segment, with automotive products and precision frequency products being the primary drivers. Automotive product sales were particularly strong, up about 17%, as a result of demand for new products and increased sales into Asia.

“We are pleased by the first quarter improvement in sales and the success of the growth initiatives we have put in place over the last couple of years. By focusing on accelerating new product introductions, aggressive expansion of our automotive products business into Asia and new customer development, we have been able to position the Company for growth and further performance improvements as we go forward, ”commented Donald Schwanz, CTS Chairman and Chief Executive Officer.

Based on the strong first quarter results and evidence of continuing recovery in the economy, the Company now believes that top-line revenue growth of 7% to 10% for 2004 is a reasonable expectation, with earnings per share in the $0.43 to $0.47 range. This estimate includes $0.06 per share from the pending gain on the sale of excess land in Canada, expected in the second quarter, and also reflects a $0.05 reduction in pension income this year.

General Comments:

•	Revenue declined 7.5% in the first quarter of 2004 versus the fourth quarter of last year. The Company believes this was due to normal seasonal patterns.

•

Orders for the first quarter were $132.5 million, the highest level since the fourth quarter of 2000. Backlog at the end of the first quarter was $80.1 million, the highest level since the third quarter of 2001.

•	Total debt net of cash was $48.3 million, $2.2 million lower than year-end 2003 level.

•	In early April, the Company completed the sale of its unused Longtan, Taiwan facility for $16.6 million which approximated book value, plus cost of disposal.

FIRST QUARTER RESULTS - SEGMENT INFORMATION
(Dollars in millions)

	First Quarter 2004		First Quarter 2003		Fourth Quarter 2003

		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings

Components & Sensors	$63.5	$3.0	$60.3	$0.3	$67.1	$3.8
Electronics Manufacturing Services (EMS)	58.6	1.9	45.5	2.3	64.9	$3.6

Total	$122.1	$4.9	$105.8	$2.6	$132.0	$7.4

Components & Sensors:    Components and sensors sales increased $3.2 million, or 5%, over the first quarter of 2003, primarily on the strength of new products for the automotive markets. Segment operating earnings increased on the higher sales, and, as a result of the continuing product mix improvement, ongoing cost improvement initiatives, reductions in depreciation and favorable currency exchange.

The first quarter components and sensors sales decreased from the fourth quarter of 2003 by $3.6 million, or 5%, impacted by the normal seasonal factors, particularly in components for the mobile communications industry. The segment operating earnings were below fourth quarter 2003 levels due to lower sales.

EMS:    EMS first quarter 2004 sales increased by $13.2 million, or 29%, over the first quarter of 2003, primarily as a result of demand increases for communications equipment. Segment operating earnings were impacted unfavorably by the currency exchange rates, pricing and start-up expenses incurred to expand EMS operations into our Singapore facility.

Compared to the fourth quarter of 2003, EMS segment sales decreased by $6.3 million, or 10%, primarily due to seasonal factors affecting the computer industry. Segment operating earnings were unfavorably impacted by the lower volume as well as currency exchange rates, pricing and the Singapore start-up expenses incurred during the first quarter 2004.

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The foregoing are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, certain assumptions and currently available information. Actual results may differ materially from those reflected in the forward-looking statements due to a variety of geopolitical, economic, health, industry and other factors which could affect the Company’s operating results, liquidity and financial condition. Investors are encouraged to examine the Company’s SEC filings, which more fully describe the risks and uncertainties associated with the Company’s business.

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CTS Corporation is a leading designer and manufacturer of electronic components and sensors, and a provider of EMS products and services for the automotive, computer and communications markets. The Company manufacturers products in North America, Europe and Asia. A network of direct sales personnel, independent manufacturers’ representatives and electronic distributors provides worldwide sales coverage. The Company's stock is traded on the NYSE under the ticker symbol “CTS.” To find out more, visit the CTS Web site at www.ctscorp.com.

Contact:	Vinod M. Khilnani, Sr. Vice President and Chief Financial Officer, or
George T. Newhart, Vice President Investor Relations
CTS Corporation
905 West Boulevard North
Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-6146
www.ctscorp.com

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended

	March 28, 2004	March 30, 2003

Net sales	$122,147	$105,769
Costs and expenses:
Cost of goods sold	97,538	84,686
Selling, general and administrative expenses	14,816	12,848
Research and development expenses	4,884	5,641

Operating earnings	4,909	2,594
Other expenses (income):
Interest expense	1,533	1,972
Other	16	(139)

Total other expenses	1,549	1,833

Earnings before income taxes	3,360	761
Income tax expense	840	190

Net earnings	$2,520	$571

Net earnings per share

Basic	$0.07	$0.02

Diluted	$0.07	$0.02

Cash dividends declared per share	$0.03	$0.03

Average common shares outstanding:
Basic	35,957	34,020
Diluted	36,243	34,258

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(In thousands of dollars)

	March 28, 2004	December 31, 2003*

	(UNAUDITED)
Cash and equivalents	$32,861	$25,346
Accounts receivable, net	83,663	72,290
Inventories, net	38,676	31,925
Other current assets	35,595	35,205

Total current assets	190,795	164,766

Property, plant and equipment, net	118,148	122,481
Other assets	195,918	195,003

Total Assets	$504,861	$482,250

Accounts payable	$59,120	$52,252
Other accrued liabilities	51,670	43,437

Total current liabilities	110,790	95,689

Long-term debt	81,200	75,880
Other liabilities	16,480	16,490
Shareholders’ equity	296,391	294,191

Total Liabilities and Shareholders’ Equity	$504,861	$482,250

*The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date.